Exhibit 99.14

Single agent Ibrutinib (PCI-32765) achieves equally good and durable responses in chronic lymphocytic leukemia (CLL) patients with and without deletion 17p

1Mohammed Farooqui, DO, 1Georg Aue, MD, PhD, 1Janet Valdez, PA, 1Sabrina Martyr, MD, 1Jade Jones, MS IV, 1Susan Soto, RN, 2Maryalice Stetler-Stevenson, MD, 2Constance Yuan, MD, 2Diane C Arthur, MD, 3Francine Thomas, BS, 4Xin Tian, PhD, 1Delong Liu, PhD, 5Irina Maric, MD, 1Adrian Wiestner, MD, PhD

1National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), Bethesda, MD; 2National Institutes of Health (NIH), National Cancer Institute (NCI), Lab of Pathology, Center for Cancer Research (CCR), Bethesda, MD; 3National Institutes of Health (NIH), Radiology and Imaging Services (RIS), Clinical Research Center (CRC), Bethesda, MD; 4National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), Office of Biostatistics Research, Bethesda, MD; 5National Institutes of Health (NIH), Department of Laboratory Medicine (DLM), Center for Cancer Research (CCR), Bethesda, MD

INTRODUCTION:  Chemoimmunotherapy has markedly improved the outcomes of patients (pts) with CLL. However, pts having deletion of the short arm of chromosome 17 (DEL 17p) have inferior outcomes with current standard treatments (with the possible exception of allogeneic stem cell transplantation), and elderly patients are in need of less toxic regimens.  Bruton’s tyrosine kinase (BTK) is essential for B cell receptor (BCR) signaling, which has emerged as a key driver of CLL pathogenesis and progression.  Ibrutinib (PCI-32765) is a covalent inhibitor of BTK with significant antitumor activity in CLL (Advani et al, JCO 2013, Byrd et al NEJM 2013).

PATIENTS AND METHODS:  This investigator-initiated phase II, single-center trial of ibrutinib monotherapy prospectively addressed the possible role of ibrutinib in DEL 17p CLL irrespective of the pts’ prior treatment history (NCT01500733).  Elderly pts without a chromosomal deletion at 17p (normal (NL) 17p) were concurrently enrolled into a second cohort.  The primary endpoint of the study is response after 6 months (mo) assessed by computed tomography (CT), bone marrow (BM) biopsy, and routine clinical and laboratory studies.  The spleen volume was calculated from CT scans using a General Electric Advanced Workstation Server.  Del 17p was assessed by interphase fluorescence in situ hybridization (FISH).  Differences in response rates were calculated by a proportional test.

RESULTS:  We report on the first 52 patients (n=23 (NL 17p); n=29 (DEL 17p)) with a median follow up of 14 months (mo).  Median age was 66 yrs (33-85) and 70% had Rai stage III/IV.  Most adverse events were grade ≤2, most commonly diarrhea, fatigue, arthralgias/myalgias, and rash. Treatment related non hematologic toxicities grade ≥3 occurred in < 5%, grade ≥3 infections or cytopenias were uncommon and reported in 15% of pts regardless of causality. Four deaths on study were not treatment related. A total of 47 pts were restaged at 6 mo (6 patients did not reach this endpoint; 2 unrelated deaths, 3 unrelated secondary malignancies, and 1 progressive disease due to presumed transformation at 2 weeks in a pt with DEL 17p).  The estimated event free survival at 14 mo is 93%.  At 6 months, 31(66%) pts had a partial response (PR by IWCLL criteria), and 13 (28%) pts a PR with lymphocytosis (PRL), i.e. pts fulfill criteria of PR except for the absolute lymphocyte count.  Responses by treatment cohort (Table 1) were for NL 17p vs DEL 17p: 81% vs 53% PR and 9% vs 43% PRL.  The apparent difference in response rates is due to slower clearance of the treatment-induced lymphocytosis in DEL 17p.  However, clinical benefit and disease control in all tissue sites was equal for NL 17 and DEL 17p (Table 2): nodal response was 100% in both cohorts (median tumor reduction 75% in NL 17p and 70% on DEL 17p), reduction in spleen volumes of 269 ml (40%, range 30-1079 ml) vs 446 ml (46%, range 44-1716 ml), and reduction in tumor infiltration in the bone marrow by 76% and 84%, respectively.  Median ALC decreased from 79 k/µl (0.5–402) to 30 k/µl (0-167) for a median reduction of 71% and 60%, respectively.

Table 1.  Responses at 6 months
Response at 6 months	All patients	NL 17p N=21	DEL 17p N=26	P =
PR	66%	81%	53%	0.04
PRL	28%	9%	43%	0.02
SD	4%	9%	0%	0.11
PD	2%	0%	4%	0.35
Nodal response (>50% reduction)	100%	100%	100%	NA

Table 2.  Degree of disease reduction (tumor volume at 6 months / pre-treatment)
Median tumor reduction	All patients	NL 17p N=21	DEL 17p N=26	P =
Nodal	73%	75%	70%	0.75
Spleen	44%	40%	46%	0.50
BM	80%	76%	84%	0.51
ALC	62%	71%	60%	0.42

To obtain a direct measure of the relative impact of ibrutinib on tumor cells carrying a DEL 17p, we repeated FISH testing at 6 mo (n=20).  In the individual patients, DEL 17p was present in 12-97% of the tumor cells pre treatment and in 0-92% at 6 months.  Interestingly, in 80% of pts the relative size of the DEL 17p subclone decreased (n = 20, median reduction 34%; P < 0.02); 4 pts (20%) had no evidence of 17p after 6 mo.

CONCLUSION:  Ibrutinib as a single agent appears to be equally effective against CLL with or without DEL 17p.  This conclusion is based on a comparison of responses in two concomitantly treated CLL cohorts and supported by the absence of a treatment-related increase in the 17p clone in individual patients.

Research supported by the Intramural Research Program of NHLBI. We thank our patients for participation and their willingness to have additional research studies done. We acknowledge Pharmacyclics for providing study drug.